The business combination described in this document involve securities of a Japanese company. The business combination is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of their officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the business combination, such as in the open market or through privately negotiated purchases.

April 11, 2025

To Whom It May Concern

Company name:	TSURUHA HOLDINGS INC.
Name of representative:	Jun Tsuruha, President and Representative Director (Securities code: 3391, Tokyo Stock Exchange (Prime Market))
Inquiries:	Norihito Ojima, Operating Officer in charge of Group Human Resources and General Affairs Department (Telephone: +81-11-783-2755)

Notice Concerning Stock Split and
Partial Amendment to Articles of Incorporation due to Stock Split

TSURUHA HOLDINGS INC. (“Tsuruha”) hereby announces that it has resolved, at a meeting of the board of directors held today, to conduct a stock split and partial amendment to the Articles of Incorporation due to the stock split.

1.	Stock Split
(1)	Purpose of the stock split

The purpose of this stock split is to enhance the liquidity of Tsuruha shares and broaden the investor base by reducing the minimum investment price.

(2)	Outline of the stock split
①	Method of the stock split

With the record date for the stock split set for Sunday, August 31, 2025 (which is a non-business day for the shareholder registry administrator, effectively making Friday, August 29, 2025 the record date), each share of Tsuruha’s common stock held by shareholders recorded or registered in the shareholder registry as of the record date will be split into five shares.

②	Increase in the number of shares due to the stock split
Total number of issued shares before the stock split	49,557,068 shares
Increase in the number of shares due to the stock split	198,228,272 shares
Total number of issued shares after the stock split	247,785,340 shares
Total number of authorized shares after the stock split	760,000,000 shares
Note:	The total number of issued shares above is current as of February 28, 2025. This total number of shares may increase before the record date for the stock split due to the exercise of stock acquisition rights or other similar events.

(3)	Schedule
Public notice of the record date	Friday, August 15, 2025
Record date	Sunday, August 31, 2025
Effective date	Monday, September 1, 2025

(4)	Other
①	There will be no increase in Tsuruha’s capital as a result of this stock split.
②	The effective date of this stock split is set for Monday, September 1, 2025. Therefore, the year-end dividend for the fiscal year ended February 2025, with a dividend record date of February 28, 2025, and the interim dividend for the fiscal year ending February 2026, with a record date of August 31, 2025, will be based on the shares before the stock split.
③	Shareholder benefit program after the stock split

Tsuruha is currently reviewing the handling of the shareholder benefit program following the effective date of the stock split and will announce the details once they are finalized.

2.	Adjustment of Exercise Price for Stock Acquisition Rights

The exercise price per stock acquisition right issued by Tsuruha will be adjusted as follows effective from Monday, September 1, 2025, to reflect the stock split.

	Board of directors resolution	Exercise price before adjustment	Exercise price after adjustment
2008 stock acquisition rights	August 12, 2008	1 yen	1 yen
2009 stock acquisition rights	September 2, 2009	1 yen	1 yen
2010 stock acquisition rights	September 2, 2010	1 yen	1 yen
2011 stock acquisition rights	September 5, 2011	1 yen	1 yen
2012 stock acquisition rights	September 4, 2012	1 yen	1 yen
2013 stock acquisition rights	September 3, 2013	1 yen	1 yen
2014 stock acquisition rights	September 2, 2014	1 yen	1 yen
2015 stock acquisition rights	September 2, 2015	1 yen	1 yen
2016 stock acquisition rights	September 6, 2016	1 yen	1 yen
11th stock acquisition rights	September 8, 2022	8,170 yen	1,634 yen

3.	Partial Amendment to the Articles of Incorporation
(1)	Reason for amendment

In connection with this stock split, Tsuruha will partially amend its Articles of Incorporation effective Monday, September 1, 2025, pursuant to a resolution of the board of directors in accordance with the provisions of Article 184, Paragraph 2 of the Companies Act.

(2)	Details of the amendment

The details of the amendment are as follows.

(Underlined part indicates amendment)

Current Articles of Incorporation	Post-amendment Articles of Incorporation
(Total number of authorized shares) Article 6. The total number of the Company’s authorized shares shall be 152,000,000 shares.	(Total number of authorized shares) Article 6. The total number of the Company’s authorized shares shall be 760,000,000 shares.

(3)	Amendment schedule

Effective date: Monday, September 1, 2025

End